EXHIBIT 10.4




PURSUANT TO RULE 24b.2 PROMULGATED UNDER THE SECURITIES
AND EXCHANGE ACT OF 1934, AS AMENDED, CONFIDENTIAL
TREATMENT HAS BEEN REQUESTED FOR CERTAIN PROVISIONS OF
THIS AGREEMENT.  SUCH CONFIDENTIAL INFORMATION HAS BEEN
(i) OMITTED FROM THIS VERSION OF THE AGREEMENT, (ii)
MARKED WITH ASTERISKS (**) TO INDICATE SUCH DELETIONS AND
(iii) FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION.

                  DISTRIBUTION AGREEMENT


          THIS AGREEMENT is made as of July 29, 1997, between Take Two Interactive Software, Inc., a New York corporation having offices at 575 Broadway, New York, NY
10012 ("Take Two") and GameTek, Inc., a Delaware
Corporation with offices at 3 Harbor Drive, Suite 110,
Sausalito, California 94965 ("GameTek").

                   W I T N E S S E T H :

          WHEREAS, GameTek owns or controls the rights in and to the Game Titles (defined below), and desires to enter into this agreement providing for Take Two's distribution of Software Devices (defined below) embodying the Game Titles;

          WHEREAS, Take Two is engaged in the business of distributing, marketing, selling, advertising and otherwise exploiting Software Devices and desires to distribute the Software Devices embodying the Game Titles on the terms provided herein;

          NOW, THEREFORE,  the parties agree as follows:

1.  DEFINITIONS:

          Capitalized terms used herein, but not
otherwise defined herein, shall have the meanings set forth below:

          1.1 "Basic Term" means the period commencing on the date on which such party hereto has executed and delivered to the other party hereto a copy of this Agreement, and ending on August 31, 1998; provided, however, that if GameTek is able to obtain from Califon
Productions, Inc. or its affiliates ("Califon") an extension of its license for "Wheel of Fortune" and "Jeopardy!", then the Basic Term shall extend through the last day of such extension.

          1.2  "Bug" means a repeatable phenomenon of
unintended events or actions during the running of a Software Device under normal conditions that results in:

               (a) the software component of such
Software Device being unable to perform repeatedly and without interruption in the manner in which such Software
Device is commonly intended to be used; or

               (b) the destruction or corruption of the data embodied in such Software Device.

          1.3 "Distributed Product" or "Distributed
Products" means Software Devices embodying a Game Title and playable on the Game Machine.

          1.4  "Documentation" means the technical
documentation for each Game.

          1.5 "Exploitation Period" with respect to any Game Title means the date commencing on the date hereof and ending on the expiration of the Basic Term with respect to such Game Title.

          1.6 "Game Machine" means the Nintendo N64 console game system.

          1.7  "Game Title" or "Game Titles" means,
individually or collectively, as the context requires, the computer software games developed by or on behalf of GameTek that are set forth on Schedule "A" .

          1.8 "Manual" means a document that describes in reasonable detail in the English language the operation and functions of the computer software and contains instructions for using the Distributed Products.

          1.9  "SKU" or "sku" means stock keeping unit.

          1.10 "Software Device" means any device on or by which computer software and its associated visual images, with or without sound, may be embodied or recorded for later operation, manipulation or communication to users and which are designed for use with the Game Machine.

          1.11  "Territory" means the world.

          1.12  "Third Party Royalties" means, with
respect to any unit of any Game Title distributed by Take
Two hereunder, the aggregate of all royalties payable by GameTek to Califon Productions, Inc., Vanna White, and
Alex Trebek or their respective successors or assigns in respect of the sale or other disposition of such unit.
Attached as Schedule A hereto is a description of the amount of each such Third Party Royalty.


2.  RIGHTS AND OBLIGATIONS OF Take Two:

          Subject to the terms and conditions hereof, GameTek hereby grants to Take Two, and Take Two hereby accepts and agrees to perform and discharge, the following rights and obligations, which shall be deemed exclusive within the Territory during the Basic Term:

          2.1  Distribution Rights and Obligations.

               (a) GameTek hereby engages Take Two, and
Take Two hereby agrees to be engaged by GameTek, as GameTek's sole and exclusive seller and distributor of Distributed Products throughout the Territory during the Exploitation Period. During the Exploitation Period for each Game Title, Take Two may distribute such Distributed
Products through all available wholesale channels, and Take Two shall order and maintain inventories of appropriate quantities of Distributed Products with respect to each Game Title as shall be reasonably necessary to meet anticipated demand.

               (b) Take Two shall have the right to use, publish and permit others to use and publish GameTek's name, and, subject to obtaining the prior approval of the relevant intellectual property licensor (i.e., Califon
Productions, Inc., Vanna White and Alex Trebek), any names of or trademarks associated with, or embodied in, any Game Title or reproduction or simulation thereof, the script, speech, images, characters, characterizations, designs, graphics, art work and other characteristics
(including the name, voice and likeness of Vanna White and Alex Trebek) associated with each Game Title, and the name of each Game Title (collectively, the "Marks"), in connection with the sale, advertising, distribution and exploitation thereof.

               (c) Take Two shall have the right, solely for advertising, publicity and promotional purposes, to perform and display the Distributed Products publicly, and to permit the public performance thereof, but only in a manner consistent with ordinary custom and practice in the industry for the promotion of products similar to the Game Titles.

               (d) GameTek shall furnish to Take Two in camera ready form, and Take Two shall have the right to use, all artwork, textual material and other materials prepared by GameTek in connection with the Distributed
Products, including advertising, packaging and wrapping materials (collectively, "Packaging and Promotional
Materials"), to the extent created by or on behalf of GameTek in connection with Distributed Products.

               (e) All rights in and to the Game Titles, Packaging and Promotional Materials and/or Marks not expressly granted to Take Two herein are reserved to GameTek.

          2.2  Intellectual Property Rights.

               (a) As between GameTek and Take Two,
GameTek retains all copyright, patent, trade secret, trade mark and trade name rights in and to the Distributed Products, including all packaging, designs, logos, slogans, advertising materials and promotional materials and in all other materials delivered by GameTek to Take Two (collectively, "GameTek Property"), and Take
Two will not have or acquire any right, title or interest therein or thereto under any circumstance whatsoever except for the specific rights granted herein. Take Two shall not, during the Basic Term or at any time thereafter, take any action that attacks, or that otherwise reasonably may be expected to adversely affect or derogate from, GameTek's ownership of or rights in the GameTek Property or the validity thereof, nor shall Take
Two apply for any registration or file any document or take any action that would adversely affect GameTek's ownership of or rights in the GameTek Property or aid or abet anyone else in doing so, or use or authorize the use of any trademark, trade name or word, symbol or combination thereof or other designation identical with or confusingly similar to the trademarks and/or trade names that constitute part of the GameTek Property. Take
Two will not alter, remove, obscure, erase or deface any proprietary rights notices contained on or incorporated in any SKU or the packaging of any SKU. If Take Two is called upon or required to produce any packaging, advertising and promotional materials for a Game Title, Take Two will include thereon such proprietary rights notices as may be designated and approved by GameTek.

               (b) Promptly upon request, Take Two will provide GameTek with a template for Take Two's logo and legend for inclusion on any packaging, advertising, game manuals or promotional materials produced in connection with any Game Title, which template shall be reasonably acceptable to GameTek. GameTek will include Take Two's logo and legend, as incorporated in any such approved template, on all such packaging, advertising and promotional materials with respect to Game Titles. Prior to the use of any such materials, GameTek will provide samples thereof to Take Two for Take Two approval, which shall not be unreasonably withheld or delayed. Such materials will be deemed approved by Take Two unless, within fifteen (15) days following the submission thereof to Take Two, Take Two shall notify GameTek in writing of any objection it may have thereto, specifying the reasons for such objection in reasonable detail and describing how such objections may be remedied in order to render the submitted materials acceptable to Take Two.


3.  MANUFACTURING; PRICING.

          3.1  GameTek represents that, prior to the
delivery of any Game Title hereunder, it shall have designed the computer software and all documentation relating to such Game Title, to the extent necessary for same to be manufactured into Distributed Products and distributed by Take Two pursuant to this Agreement, and operated and perceived through the Game Machines. The
Distributed Products shall consist of standard four (4) megabyte cartridges.

          3.2 Take Two shall notify GameTek from time to time reasonably in advance of any required delivery date of the number of units that Take Two wishes GameTek to have manufactured in order to enable Take Two to fulfill its distribution requirements for each Game Title. Each such notification shall be accompanied by (i) a wire transfer of funds, either (at Take Two's option) to an account designated by GameTek or directly to Nintendo of America ("Nintendo") on behalf of GameTek, sufficient to enable GameTek to pay for the manufacture of the Distributed Products so ordered or, if requested by GameTek, (ii) the provision of an irrevocable documentary letter of credit in favor of Nintendo on behalf of GameTek in form satisfactory to Nintendo, for the full amount of the manufacturing cost of the goods ordered.
In any event, Take Two shall arrange and pay for shipment of the goods from Japan (including all customs duties and similar charges) and for insuring the goods through delivery to Take Two or its customers, as applicable.
Promptly and in no event later than two (2) business days after its receipt of such order and funds or letter of credit, GameTek shall arrange with Nintendo for the manufacture of such Distributed Products, including the posting of requisite letters of credit in favor of the manufacturer.

          3.3  GameTek shall deliver to Nintendo the
preliminary and final code for each Game Title in accordance with the delivery schedule set forth in Schedule "A" annexed hereto and shall use its reasonable best efforts to obtain in a timely manner all necessary approvals from Nintendo.

          3.4.  The purchase price payable by Take Two
hereunder for each unit of Distributed Product shall be the sum of (i) the total cost charged to GameTek by Nintendo for the manufacture of the product, plus (ii) to the extent not included in (i) above or otherwise paid by Take Two directly, all insurance and transportation charges, import duties, custom fees and similar charges incurred in shipping the unit into its warehouse in the United States, (the sum of the amounts described in clauses (i) and (ii) being referred to collectively as "GameTek's Cost of Goods") plus (iii) all Third Party
Royalties payable in respect of the sale or other disposition of such unit, plus (iv) $(**) (such $(**) per unit being referred to as the "GameTek Share").
Transportation to Take Two or its customers shall be arranged and paid for by Take Two. The portion of the purchase price constituting GameTek's Cost of Goods shall be paid by Take Two as provided in Section 3.2 hereof.
The portion of such purchase price consisting of Third-Party Royalties shall be paid by Take Two to GameTek within thirty days after the end of each calendar month by wire transfer of immediately available funds into an account designated by GameTek in writing to Take Two commencing with the first sale by Take Two of Distributed
Products.  GameTek's Share in respect of any of the first
(**) units sold hereunder shall be payable in accordance with the payment schedule set forth in Section 5.1(a).
GameTek's Share in respect of any units in excess of (**) units shall only accrue and become payable upon (i) the collection by Take Two of all receivables from the sale of at least (**) and (ii) upon collection of the proceeds of sale of the relevant units in excess of (**). Payment of GameTek's Share with respect to units in excess of (**) shall be made within 30 days of the close of the month in which the GameTek Share is earned with respect to such units. Notwithstanding the foregoing, in the event that the Guaranty (as hereinafter defined) is reduced pursuant to the provisions of Sections 5.1(a) or
(c) hereof, the (**) units referred to above in this paragraph shall be proportionately reduced.

          3.5 Take Two shall be responsible, at its sole cost and expense, for the marketing, promotion and advertising of each Game Title, including co-operative advertising credits, shelf or "slot" fees and any similar discounts, credits or payments, provided that the amount to be spent thereon and the manner in which such expenditures shall be made shall be determined exclusively by Take Two in the exercise of its reasonable business judgment.

          3.6  If any customer returns a unit on which
Take Two has paid the GameTek Share (including returns for defects or "Bugs"), then Take Two shall have the right to recoup the amount of the GameTek Share and the Third
Party Royalties previously paid by Take Two in respect of such unit from any other monies payable to GameTek hereunder. Except as otherwise provided in Section 7.4 hereof, if Take Two grants any customer price protection or a markdown of inventory in respect of any Distributed
Product, an amount equal to 50% of the dollar value of any such price protection or markdown of inventory actually granted to such customer will be recoupable by Take Two out of monies otherwise payable to GameTek hereunder if, but only if, GameTek has authorized such price protection or markdown in a writing that specifies the account name, inventory quantity to be adjusted in price, and the per unit and aggregate price adjustment being authorized. GameTek shall not unreasonably withhold or delay its consent to any such price protection or mark down. If and to the extent Take Two is unable to recoup any amounts owing by GameTek by reason of the provisions of this Section 3.6 within ninety (90) days after such amount first becomes due, then Take Two may notify GameTek of such fact and demand that GameTek pay the unrecouped amount. GameTek shall pay such unrecouped amount promptly after receipt of such demand for payment, but only to the extent that such payment does not reduce the aggregate amount of the GameTek Share received and retained by GameTek hereunder to below $(**) (or such lesser amount to which the Guaranty may reduced as provided in Sections 5.1(a) and
(c) hereof). For purposes of clarity, it is the express intention of the parties that returns, price protection and markdowns shall not reduce the aggregate amount of the GameTek Share paid to and retained by GameTek in respect of the Guaranty to less than $(**) (or such lesser amount to which the Guaranty may be reduced as provided in Sections 5.1(a) (c) hereof).


4. PACKAGING, TESTING, ETC.:TRANSLATIONS

          4.1  GameTek will place the game machine,
medium and other operating requirements (such as minimum memory capacity) on the front outside of each Distributed
Product, and will shrink-wrap all Distributed Product and will incorporate into the design of the packaging all relevant bar code information.

          4.2.  GameTek shall use its reasonable best
efforts to ensure that each Distributed Product shall, in each different configuration in which such Distributed
Product is to operate, be free of Bugs or other defects.
GameTek shall be fully responsible for implementing all necessary corrective measures to correct any Bugs or other defects found to exist. Each party shall immediately notify the other party in writing if it discovers any Bugs or other defects in any Distributed
Products.

          4.3.  All packaging for the Distributed
Products shall contain credit to Take Two or its affiliates as distributor, GameTek as publisher and to appropriate third parties. The forms of such credits with respect to Take Two and GameTek shall be substantially in the forms annexed hereto in Schedule
"B". The credits related to such third parties shall be in such form, substance and scope as to comply with GameTek's contractual obligations relating thereto.

          4.4  All title and other ownership rights to
each Distributed Product incorporating a Game Title shall vest in Take Two at such time as the goods are delivered for shipment by the manufacturer. GameTek shall retain a security interest in the goods until Take Two shall have paid to GameTek the full purchase price thereof. Take
Two shall bear the risk of loss of any such Distributed
Product from and after the moment at which such Distributed Product is shipped from the manufacturer's facility.

          4.5  Take Two shall use its reasonable best
efforts, consistent with standard industry custom and practice, to sell and to distribute the Distributed
Products throughout the Territory during the Basic Term, subject to the terms to this Agreement.

          4.6 All advertising, packaging and marketing and promotional materials proposed to be used by Take Two in connection with any of the Game Titles shall be submitted to GameTek for its written approval prior to any use or distribution thereof. GameTek shall be deemed to have approved any materials so submitted unless, within thirty (30) days following its receipt thereof, GameTek delivers to Take Two a written objection to the submitted materials specifying in reasonable detail the nature of such objection and the manner in which the submitted material must be changed in order to meet
GameTek's approval.

          4.7  Upon request by Take Two, GameTek shall
prepare translated versions of one or both Game Titles.
With respect to any such translation request, Take Two shall, at its own cost, provide GameTek with a complete and accurate translation of the text of the Game Title
(including all relevant documentation) into the selected language, and GameTek shall insert such translated text into the Game Title within thirty (30) days after its receipt thereof from Take Two. The foreign language version of the text for each screen shot within any Game
Title must be close enough to the length of the English version of such text to enable it to fit within the same text window as the English text. The parties shall agree on the fee that GameTek will charge and that Take Two will pay for including such translated text into the Game
Title and related documentation prior to the delivery of the translated text to GameTek. If the parties cannot agree on a fee for such services, GameTek shall charge
$40.00 per hour for each man hour expended is performing such services.


5. GUARANTEES AND ADVANCES.

          5.1  Guarantees Payable by Take Two.

               (a)  Take Two guarantees to GameTek a
minimum aggregate GameTek Share of $(**) (the "Guaranty") with respect to the first two Game Titles released hereunder (subject to possible reduction in the manner and to the extent described below). The Guaranty shall be payable in the manner described below:

                    (i) $(**) payable upon execution and
delivery of this Agreement;

                    (ii) $(**) payable within three
business days after delivery to Take Two of written notice of final code approval from Nintendo of Japan, Inc. for "Wheel of Fortune" game cartridge;

                    (iii) $(**) payable within three
business days after the first commercial shipment from the manufacturer of "Wheel of Fortune" game cartridges;

                    (iv) $(**) payable within three
business days after delivery to Take Two of written notice of final code approval from Nintendo of Japan, Inc. for "Jeopardy!" game cartridge;

                    (v)$(**) payable within three
business days after the first commercial shipment from the manufacturer of "Jeopardy!" game cartridges;

                    (vi)$(**) payable within one hundred
twenty (120) days after first shipment of the second Game
Title released hereunder;

                    (vii)$(**) payable within two hundred
forty (240) days after first shipment of the second Game
Title released hereunder; and

                    (viii)$(**) payable within three
hundred sixty (360) days after first shipment of the second Game Title released hereunder;

provided, however, that if for any reason GameTek is unable to obtain from Califon an extension of its existing license for "Wheel of Fortune" and "Jeopardy!"
beyond August 31, 1998, then Take Two shall have no obligation to make the milestone payments described in clauses (vi), (vii) and (viii) above, and the aggregate
Guaranty payable by Take Two hereunder shall be reduced from $(**) to $(**), the foregoing being Take Two's sole remedy hereunder for any failure by GameTek to obtain such license extension.

All payments made hereunder shall be made by wire transfer of immediately available funds to an account which GameTek shall designate at least two full business days prior to the due date of any relevant payment.

          (b)  Notwithstanding any contrary provision
contained herein, (i) Take Two shall be entitled to recoup out of the GameTek Share otherwise payable to GameTek in respect of any Game Title covered hereunder, on a fully cross-collateralized basis, the full amount of the advance Guaranty payments theretofore paid by Take
Two to GameTek  pursuant to Section 5.1(a) above, and
(ii) to the extent that Take Two furnishes GameTek with documentation evidencing the fact that Take Two has incurred more than $150,000 in advertising, marketing, promotion and sales support for the Game Titles, Take Two may recoup up to $(**) of such costs in excess of $150,000 from the GameTek Share otherwise payable to GameTek in respect of the first (**) units of Distributed
Product sold or distributed by Take Two hereunder in excess of the Guaranty (i.e., units (**) through (**);
provided that such numbers shall be proportionately reduced if the Guaranty is reduced pursuant to the provisions of Sections 5.1(a) or (c) hereof).

          (c)  If GameTek (i) is unable to obtain from
Califon an extension of its existing license beyond
August 31, 1998, and (ii) does not deliver the notice of final code approval for the "Wheel of Fortune" game cartridge and/or the "Jeopardy!" game cartridge by the dates specified in Schedule "A" annexed hereto, then for each and every month or partial month that delivery of either such approval notice is delayed beyond the date specified in Schedule "A," the amount payable by Take Two upon delivery of such notice shall be decreased by $100,000, provided that the aggregate amount of such decrease occasioned by the late delivery of either such notice shall not exceed the amount specified in Schedule
"A" as payable upon delivery of such notice.

          (d) If GameTek does not deliver the notice of final code approval for either the "Wheel of Fortune" game cartridge or the "Jeopardy!" game cartridge within ninety (90) of the delivery date specified in Schedule
"A" annexed hereto, then Take Two shall have the option on written notice to GameTek to delete such Game Title from this Agreement without GameTek being in default as a result thereof, and GameTek shall, within ten (10) business days of such notice, refund to Take Two all amounts paid by Take Two to GameTek in respect of the Game Title so deleted. Notwithstanding the foregoing, if GameTek's rights with respect to any Game Title terminate prior to the end of the Exploitation Period therefor as a result of a failure by GameTek to comply with its obligations under any agreement with respect thereto, Take Two shall have the right to perform or cause to be performed such obligations, and the reasonable out-of-pocket expenses incurred by Take Two in connection therewith (to the extent such expenses exceed amounts that otherwise would have been payable by Take Two hereunder with respect to such Game Title) shall be recoupable by Take Two out of funds otherwise payable to GameTek hereunder on a fully cross-collateralized basis, or at Take Two's election, paid directly by GameTek with thirty days after receipt of Take Two's invoice therefor.

          5.2  Unless and to the extent expressly
provided otherwise in this Agreement, each party hereto shall bear all costs and expenses incurred in connection with the performance of its obligations hereunder, without any right of contribution from the other party hereto.


6.  RIGHT OF INSPECTION; LATE PAYMENT.

          6.1 Each party shall maintain, throughout the term of this Agreement and for three years thereafter, at its principal executive offices complete and accurate books of account concerning sales of the Distributed
Products hereunder. Upon five business days' prior written notice, either party hereto, or its agents on its behalf, may examine the other party's books and records relating to the sale of the Distributed Products in order to verify the accuracy thereof, during normal business hours, and upon reasonable prior written notice; provided that neither party may conduct more than one such audit in any six month period.

          6.2  If either party fails or refuses to pay
any amount owing to the other party hereunder when due, then the party in default shall reimburse the other party for any collection expenses it may incur and the amount not timely paid, including any such collection expenses, shall bear interest at a rate per annum equal to 3% over the prime rate announced from time to time by Citibank, N.A., accruing from the first date on which such monies were due and owing.


7.  REPRESENTATIONS AND WARRANTIES:

          7.1  Take Two hereby warrants and represents
that:

               (i)  This Agreement has been duly
authorized, executed and delivered by Take Two; Take Two has the full power and authority to enter into this Agreement and to perform its obligations hereunder and is free to enter into this Agreement; this Agreement constitutes the valid and binding obligation of Take Two, enforceable in accordance with its terms; and the making of this Agreement by Take Two does not violate any agreement, right or obligation existing between Take Two on the one hand, and any other person, firm or corporation, on the other hand;

               (ii)  No consents of any third parties are
required for Take Two to enter into this Agreement; and

               (iii)  Take Two shall devote substantially
the same degree of diligence, effort, resources and care to the performance of its obligations hereunder as it devotes to the distribution of its proprietary products or to the performance of its current contractual obligations to third parties with respect to similar products.

          7.2  GameTek hereby represents and warrants
that:

               (i)  This Agreement has been duly
authorized, executed and delivered by GameTek; GameTek has the full power and authority to enter into this Agreement and to perform its obligations hereunder and is free to enter into this Agreement; this Agreement constitutes the valid and binding obligation of GameTek, enforceable in accordance with its terms; the making of this Agreement by GameTek does not violate any agreement, right or obligation existing between GameTek on the one hand, and any other person, firm or corporation, on the other hand; and GameTek has not heretofore granted such rights to the Game Titles to any other person, party or company for use in connection with the Distributed
Products;

               (ii)  Neither the computer software, nor
the documentation incorporated in any Game Title, nor the Game Title itself distributed by Take Two hereunder, or any part of any character, object, sound or music embodied therein infringes or shall infringe upon any common law or statutory rights of any third party including, without limitation, contractual rights, patents, copyrights, trade secrets, rights of privacy, or other intellectual property rights. The Distributed
Products will be free of material defects in materials and workmanship;

               (iii)  GameTek shall keep Take Two
apprised of any material changes to the delivery dates set forth in Schedule "A" annexed hereto;

               (iv)  There are no royalties payable to
any third parties in respect of the Game Titles other than those specified in Schedule "A" annexed hereto.

          7.3  Take Two shall make no warranties or
representations of any kind with respect to the Distributed Products to any purchaser end-user thereof, whether express or implied. To the extent permitted by applicable law, GameTek's warranty set forth in the last sentence of Section 7.2(iii) above, is the only warranty, express or implied, that GameTek will make to any third party with respect to the Distributed Products (such warranty to be limited to ninety (90) days from the date of purchase by the end-user) and all implied warranties including but not limited to the implied warranties of merchantability and fitness for a particular purpose are hereby disclaimed. Any product recalls shall be GameTek's sole responsibility.

          7.4 (a) WalMart, Inc. ("WalMart") has claimed that it is entitled to in excess of $400,000 in credits from GameTek for price protection, returns, stock balancing and the like. GameTek disputes that it owes
WalMart such amount and has requested that WalMart furnish it with documentation establishing its rights to all or any part of such amount. GameTek and WalMart have agreed that, to the extent WalMart establishes its entitlement to any part of such amount through documentation that is satisfactory to GameTek (such demonstrated and agreed credit, the "WalMart Agreed
Credit"), WalMart shall recoup the WalMart Agreed Credit solely by taking a 10% discount off the invoiced price of any GameTek product subsequently purchased by WalMart from GameTek. Take Two shall not offer any such discount on GameTek products that it sells to WalMart nor shall it solicit or encourage a request by WalMart for any such discount in connection with sales made by Take Two to WalMart hereunder. If, however, WalMart demands such a discount on product purchased by it from Take Two hereunder without any such offer, solicitation or encouragement by Take Two, then Take Two may grant
WalMart a 10% discount on the invoiced price of any Distributed Products sold to WalMart hereunder and may recoup the full amount of such discount from amounts otherwise payable to GameTek hereunder; provided that in no event may Take Two recoup from GameTek under this
Section 7.4(a), in the aggregate, more than the total amount of the WalMart Agreed Credit.

          (b) Toys "R" Us, Inc. ("Toys") has claimed that it is entitled to approximately $250,000 in credits from GameTek for price protection, returns, stock balancing and the like. GameTek and Toys have agreed that Toys shall recoup the full amount of such credit (the "Toys
Agreed Credit") solely by taking a 10% discount off the invoiced price of any GameTek product subsequently purchased by Toys from GameTek. Take Two shall not offer any such discount on GameTek products that it sells to Toys nor shall it solicit or encourage a request by Toys for any such discount in connection with sales made by Take Two to Toys hereunder. If, however, Toys demands such a discount on product purchased by it from Take Two hereunder without any such offer, solicitation or encouragement by Take Two, then Take Two may grant Toys a 10% discount on the invoiced price of any Distributed
Products sold to Toys hereunder and may recoup the full amount of such discount from amounts otherwise payable to GameTek hereunder; provided that in no event may Take Two recoup from GameTek under this Section 7.4(b), in the aggregate, more than the total amount of the Toys Agreed
Credit.


8.  INDEMNIFICATION; INSURANCE.

          8.1  Take Two shall indemnify GameTek, its
subsidiaries, parents and affiliates and their respective officers, directors, employees and agents (the "GameTek
Parties") and undertakes to defend the GameTek Parties, and hold the GameTek Parties harmless from any actions, claims, suits, proceedings, loss, liability, cost, expense (including reasonable attorney's fees) or damage suffered by any of them arising out of or connected in any way with any acts, omissions or misrepresentations by Take Two that constitute a breach of this Agreement by Take Two or any breach by Take Two of its representations, warranties or agreements herein made, including without limitation the reasonable costs of any direct claim by GameTek against Take Two by reason of the foregoing. GameTek shall not settle any such third party claim or proceeding without Take Two's prior written consent, which shall not be unreasonably withheld or delayed. Take Two shall have the right, at its expense, to participate in the defense thereof with counsel of its choice, provided further that GameTek shall have the right at all times, in its sole discretion, to retain or resume control of the conduct thereof. Take Two shall provide GameTek with any assistance that GameTek reasonably requests in connection therewith at GameTek's cost.

          8.2  GameTek shall indemnify Take Two, its
subsidiaries, parents and affiliates and their respective officers, directors, employees and agents (the "Take Two
Parties") and undertakes to defend the Take Two Parties and hold the Take Two Parties harmless from any actions, claims, suits, proceedings, loss, liability, cost, expense (including reasonable attorney's fees) or damage suffered by any of them arising out of or connected in any way with any acts, omissions or misrepresentations by GameTek that constitute a breach of this Agreement by GameTek or any breach by GameTek of its representations, warranties and agreements herein made, including without limitation the reasonable costs of any direct claim by Take Two against GameTek by reason of the foregoing.
Take Two shall promptly notify GameTek of any such third party claim or proceeding and shall not settle any such claim without GameTek's prior written consent, which shall not be unreasonably withheld or delayed. GameTek shall have the right, at GameTek's expense, to participate in the defense thereof with counsel of GameTek's choice, provided that Take Two shall have the right at all times, in Take Two's sole discretion, to retain or resume control of the conduct thereof. GameTek shall provide Take Two with any assistance that Take Two reasonably requests in connection therewith at Take Two's cost.

          8.3 (a) Take Two shall obtain and maintain at its own expense, product liability and errors and omissions insurance from a recognized and qualified insurance company naming GameTek as insured in the amount of at least $1 million per occurrence and $2 million in the aggregate against any claims, suits, loss or damage arising out of any personal injury or property damage arising out of the Distributed Products. Such policy shall not be subject to cancellation or material amendment except after thirty (30) days prior written notice to GameTek. GameTek will be named as an additional insured on such policy. As proof of such insurance, a fully paid certificate of insurance will be submitted to GameTek by Take Two on or before approval by Nintendo of Japan, Inc. of the final code for the first
Game Title released hereunder.

               (b)  GameTek shall obtain and maintain at
its own expense, product liability and errors and omissions insurance from a recognized and qualified insurance company naming Take Two as insured in the amount of at least $1 million per occurrence and $2 million in the aggregate against any claims, suits, loss or damage arising out of any personal injury or property damage. Such policy shall not be subject to cancellation or material amendment except after thirty (30) days prior written notice to Take Two. Take Two will be named as an additional insured on such policy. As proof of such insurance, a fully paid certificate of insurance will be submitted to Take Two by GameTek on or before the execution of this Agreement approval by Nintendo of Japan, Inc. of the final code for the first Game Title released hereunder.


9.  EXPIRATION OR TERMINATION OF AGREEMENT:

          9.1 In the event that GameTek materially breaches this Agreement with respect to a Game Title hereunder and such breach is not cured within thirty (30) days after receipt of notice from Take Two of such breach
(in the case of any delay in receipt of final code approval from Nintendo for any Game Title, GameTek shall not be deemed to be in breach until the ninety (90) day period referred to in Section 5.1(d) has expired;
however, GameTek shall have no further cure rights with respect thereto), then, without in any way limiting any of Take Two's other rights and remedies in such event, and notwithstanding any provision to the contrary contained herein, Take Two shall have the right at its sole election to terminate this Agreement with respect to the affected Game Title to which GameTek's material breach relates, upon written notice to GameTek (the
"Termination Notice"). In such event, and without in any way limiting any of Take Two's rights and remedies, and notwithstanding any provision to the contrary contained herein, but only with respect to the affected Game Title which is the subject of the Termination Notice, GameTek shall pay to Take Two an amount equal to any unrecouped portion of the Guaranty allocable to such Game Title (as set forth on Schedule "A") and theretofore paid by Take
Two to GameTek hereunder. All such amounts as described above may be deducted from payments to be made to GameTek hereunder, or Take Two shall have the option to require that GameTek repay to Take Two any such amount owed pursuant hereto, which GameTek shall do within thirty
(30) days following Take Two's written request therefor.
In addition, if so requested by Take Two, GameTek shall purchase from Take Two all remaining inventory with respect to the affected Game Title at Take Two's cost, and Take Two shall deliver such inventory to a location or locations designated by GameTek upon Take Two's receipt of such purchase price. Payment of any amount owing to Take Two hereunder shall be made within thirty
(30) days of Take Two's invoice therefor.

          9.2 In the event Take Two fails to render any accounting or pay any monies owing to GameTek hereunder or if Take Two otherwise materially breaches this Agreement with respect to a Game Title hereunder and such breach is not cured within thirty (30) days (in the case of a payment default, within two (2) business days after notice of default) after receipt of notice from GameTek of such breach, then without in any way limiting any of GameTek's other rights and remedies in such event, and notwithstanding any provision to the contrary contained herein, GameTek shall have the right at its sole election to terminate this Agreement.

          9.3 If either party to this Agreement files a petition in bankruptcy or is adjudged a bankrupt, or if a petition in bankruptcy is filed against such party and is not dismissed with prejudice within sixty (60) days (the
"bankrupt or insolvent party"), the other party shall have the right to terminate this Agreement, upon written notice to the bankrupt or insolvent party.

          9.4 Upon any expiration or termination of this Agreement, all rights granted to Take Two herein shall immediately revert to GameTek, with the consequences described below. If the expiration or termination relates to less than all Game Titles covered hereby, then the provisions of this Section 9.4 shall relate only to such affected Game Titles:

               (i)  Take Two shall continue to satisfy
all of its payment obligations then or at any time thereafter becoming due and payable;

               (ii)  GameTek shall thereafter be free to
distribute or authorize others to distribute the affected
Game Titles;

               (iii)  Take Two shall not thereafter
advertise, distribute or sell Distributed Products incorporating the affected Game Titles, and will cease all display, advertising and use of related GameTek
Property, except that Take Two may, if the termination of this Agreement was not by GameTek as a result of a breach or default by Take Two, sell off existing inventories of such Distributed Products in the Territory on a non-exclusive basis for a period of six (6) months (which is equal to the length of the sell-off period granted to GameTek under its licenses with Califon Productions, Inc.), subject to all the other terms and conditions hereof. If this Agreement is terminated by GameTek by reason of a breach or default by Take Two, then Take Two shall, at GameTek's request ship such inventory at Take
Two's expense to GameTek's California warehouse promptly upon Take Two's receipt of payment by GameTek of Take
Two's manufacturing cost for such inventory. In any case, Take Two shall, within ten (10) business days after any expiration or termination of the Exploitation Period for any Game Title, deliver to GameTek a complete and accurate statement indicating the number, description and whereabouts of all units of Distributed Products relating to such Game Title that are in Take Two's inventory as of the date of such expiration or termination of the applicable Exploitation Period; and

               (iv) Take Two shall return to GameTek all materials furnished to Take Two by GameTek hereunder with respect to the affected Game Titles or give evidence satisfactory to GameTek of their destruction.

          9.5  Notwithstanding any contrary provision
contained herein but subject to Take Two's exclusive rights with respect to Distributed Products in the Territory during the Basic Term, each of the parties acknowledges and agrees that during the term of this Agreement and thereafter each party shall be free to market, sell, distribute, license or sublicense or otherwise deal in or exploit any software titles, whether for use on personal computers or game console systems, including titles that may be competitive with the Game
Titles, without any liability or obligation to the other party by reason thereof.


10. NOTICES:

          All notices, statements and/or payments to be given to the parties hereunder shall be addressed to the parties at the addresses set forth on the first page hereof or at such other address as the parties shall designate in writing from time to time. All notices shall be in writing and shall either be served by personal delivery (to an officer of each company), mail, or facsimile (if confirmed by mail or personal delivery of the hard copy), all charges prepaid. Except as otherwise provided herein, such notices shall be deemed given when personally delivered, all charges prepaid, or on the date five (5) days following the date of mailing, except that notices of change of address shall be effective only after the actual receipt thereof. Copies of all notices to Take Two should be sent to Take Two,
Attention: Office of the President, with a copy to Gibson
Dunn & Crutcher, LLP, 2029 Century Park East, Suite 4000,
Los Angeles, California  90067, Attention:  Don Parris,
Esq. Copies of all notices to GameTek should be sent to GameTek, Attention: Office of the President, and to Ackerman, Levine & Cullen, LLP, 175 Great Neck Road,
Great Neck, New York 11021, Attention: John M. Gaioni,
Esq.


11.  MISCELLANEOUS:

          11.1 Take Two shall have the right, at its election, to assign any of its rights or obligations hereunder, in whole or in part, to any subsidiary, affiliated, or related company, or to any person, firm or corporation owning or acquiring all or substantially all of Take Two's stock or assets, provided that any such assignment by Take Two shall not relieve Take Two of its obligations hereunder, and provided further, that the assignee shall acknowledge to GameTek in writing that such assignment is subject to, and the assignee agrees to be bound by, the terms and conditions of this Agreement.

          11.2 The entire understanding between the parties hereto relating to the subject matter hereof is contained herein. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express or implied, between the parties other than as expressly set forth in this Agreement. This
Agreement cannot be changed, modified, amended or terminated except by an instrument in writing executed by both Take Two and GameTek. The Schedules annexed hereto constitute a part of this agreement. The headings and captions used herein are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement. This Agreement shall not be deemed effective, final or binding upon Take Two or GameTek until signed by each of them. Only the final, executed Agreement is admissible as the written agreement between the parties and prior drafts, if any, incorporating revisions or original language may not be used, and shall not be admissible as evidence for any purpose in any litigation that may arise between the parties. This Agreement shall be deemed to have been drafted by all the parties hereto, since all parties were assisted by their counsel in reviewing and agreeing thereto, and no ambiguity shall be resolved against any party by virtue of its participation in the drafting of this Agreement.

          11.3 No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any act other than those specifically referred to therein and shall not be deemed or construed to be a waiver of such terms or conditions for the future or any subsequent breach thereof. Except as otherwise provided in this Agreement, all rights and remedies herein or otherwise shall be cumulative and none of them shall be in limitation of any other right or remedy.

          11.4 This Agreement does not constitute and shall not be construed as constituting a partnership, joint venture, sublicense or agency relationship between Take Two and GameTek. Neither Take Two nor GameTek shall have any right to obligate or bind the other in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons.

          11.5 Any claim, dispute or disagreement between the parties arising out of or relating to this Agreement or the transactions or relationships contemplated hereby shall be resolved by arbitration under the Commercial
Arbitration Rules of the American Arbitration
Association, as in effect from time to time before a single arbitrator in New York City, New York. The decision of the arbitrator shall be in writing, shall include an award of reasonable attorneys' fees to the prevailing party, and either party may enter judgment thereon in any court of competent jurisdiction.
Notwithstanding the foregoing, in the event of any breach or threatened breach by either party of the provisions of this Agreement, the aggrieved party may seek and obtain a temporary restraining order, preliminary injunction or other equitable relief restraining such breach or threatened breach from any court of competent jurisdiction.

          11.6 This Agreement shall be governed by the laws of the State of New York applicable to contracts made to be wholly performed in the State of New York
(without regard to choice of law). Subject to the provisions of Section 11.5 hereof, any action, suit or proceeding may be brought in any of the courts of the State of New York , in New York City, New York, or any of the federal courts within the Southern District of New
York. Each of the parties hereto irrevocably submits to the personal jurisdiction of such courts in connection with any such action, suit or proceeding. In any action, suit or proceeding arising out of or relating to this Agreement or the transactions or relationships contemplated hereby (including any arbitration proceeding) the prevailing party will be entitled to recover court costs and reasonable fees of attorneys, accountants and expert witnesses incurred by such a party in connection with such action. Any process in any action or proceeding commenced in such courts may, among other methods, be served upon GameTek or Take Two, as applicable, by delivering or mailing the same, via registered or certified mail, return receipt requested, addressed to GameTek or Take Two, as applicable, at the addresses set forth in the first page hereof or such other address as the parties, as applicable, may designate pursuant to Section 10 hereof. Any such service by delivery or mail shall be deemed to have the same force and effect as personal service within the State of New York.

          11.7 Except for GameTek's delivery obligations with respect to delivery of notice of final code approval for the Game Titles pursuant to Schedule "A" annexed hereto (which are subject to certain exclusive remedy provisions) and as may otherwise be provided herein, neither party shall be deemed to be in breach of any of its obligations hereunder unless and until it shall have been given specific written notice by certified or registered mail, return receipt requested, of the nature of such breach and it shall have failed to cure such breach within thirty (30) days (ten days in the case of a payment default) after receipt of such written notice.

          11.8 If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable under the applicable laws or regulations of any jurisdiction, such provision will be deemed amended to conform to such laws or regulations if such amendment can be effected without materially altering the intention of the parties; otherwise it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

          11.9 Wherever the approval or consent of a party is required hereunder, such approval or consent shall be in writing and shall not be unreasonably withheld or delayed.

          11.10  If Take Two is not able to receive
payment from any customer in United States dollars because such payment is prohibited or restricted by applicable laws or governmental regulations, then
GameTek's Share may be paid by Take Two in the same currency in which Take Two receives such payment, applying Citibank N.A.'s exchange rate as in effect on the date such payment is due to GameTek.


12.  CONFIDENTIAL INFORMATION

          12.1  Each party hereto shall keep in
confidence and not disclose to any third party, without the written permission of the other party, the proprietary information of such other party disclosed under or pursuant to this Agreement. This requirement of confidentiality shall not apply to information that is
(a) in the public domain through no wrongful act of the receiving party; (b) rightfully received by the receiving party from a third party who is not bound by a restriction of nondisclosure; (c) already in the receiving party's possession without restriction as to disclosure; or (d) required to be disclosed by applicable rules and regulations of government agencies or judicial bodies. This obligation of confidentiality shall survive termination of this Agreement.


13.  EFFECT ON AGREEMENT OF BANKRUPTCY OF GAMETEK

          13.1  This Agreement and all rights and
licenses granted by GameTek to Take Two pursuant to this Agreement are and shall otherwise be deemed to be, for the purpose of Section 365(n) of the United States
Bankruptcy Code (the "Bankruptcy Code") an executory agreement under which GameTek is a licensor of "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The provisions of Section 14 herein relating to the source code escrow and any separate escrow agreements entered into thereunder shall be considered "supplementary agreements" (as that term is used in the Bankruptcy Code) to such license and grant of intellectual property rights. GameTek agrees that if GameTek as a debtor-in-possession or if a trustee in bankruptcy rejects this Agreement, Take Two may elect to retain its rights under this Agreement as provided under
Section 365(n) of the Bankruptcy Code. Upon written request of Take Two to GameTek or the trustee in bankruptcy, GameTek or such trustee shall allow Take Two to exercise its rights under this Agreement and shall not interfere with the rights of Take Two as provided in this Agreement, provided that Take Two shall continue to pay all payments as and when due to GameTek hereunder and shall continue to otherwise perform all of its obligations hereunder when due.


14.  SOURCE CODE ESCROW

          14.1  Deposit of Source Code Into Escrow.
GameTek represents, warrants and covenants that, within 10 days after the execution of this Agreement, it shall deposit a copy of the source code for the Game Titles and all related technical information necessary to complete and manufacture the Game Titles (except for proprietary third party software tools) with an escrow agent to be mutually agreed upon in writing by GameTek and Take Two
(the "Escrow Agent"). GameTek shall provide updated source code and technical information to the Escrow Agent on a bi-weekly basis in accordance with and as required by this Agreement or any amendment hereto. Take Two shall be entitled, at its sole cost, to audit the escrowed source code and technical information periodically at the offices of the escrow agent to ensure
GameTek's compliance with the deposit requirements of this Section 14, but without making any copies thereof or removing any portion thereof from the escrow agent's offices. In addition to the foregoing, in the event of an occurrence of a condition for release of the source code, Take Two shall be entitled to obtain from GameTek the source code for any portions of the of the Game
Titles or technical information relating thereto, including work-in-progress, that has been created but not deposited with the Escrow Agent. Fees and expenses of any Escrow Agent shall be paid by Take Two.

          14.2  Conditions for Release of Source Code.
Such copies of the source code and technical information shall be held in escrow and shall be released to Take Two only upon the payment of any duplication costs and other handling charges of the Escrow Agent, and only during the term and prior to the termination of this Agreement, in the event that:

               (a)  GameTek (i) files a petition for
relief or reorganization in bankruptcy; (ii) makes an assignment for the benefit of creditors or is adjudicated as bankrupt or insolvent (iii) a custodian, receiver trustee or other officer with similar powers is appointed for it or its property or (iv) an involuntary petition in bankruptcy is filed against GameTek which is not stayed or discharged within ninety (90) days after filing; or

               (b)  GameTek ceases to actively develop
the Game Titles either directly or indirectly through the loss and non-replacement of key individuals responsible for development of the Game Titles (such cessation of development to be deemed conclusively to have occurred in the event of a delay of ninety (90) days or more in the delivery of any milestone required to be delivered by GameTek hereunder); or

               (c)  GameTek materially fails or
discontinues to correct any Bugs or other defects or comply with any requests by Nintendo for modifications necessary to obtain required Nintendo approvals and such failure or discontinuance continues for thirty (30) days after notice of default from Take Two. GameTek shall promptly provide Take Two with copies of any request by Nintendo (including memoranda of any oral request), for such modifications.

          14.3 Development of Game Titles. In the event of a release of the source code pursuant to this Section
14, GameTek shall use its reasonable best efforts to assign its rights under any applicable agreement with respect to the Game Titles in order to facilitate the completion of development of such Game Titles. Take Two may hire any software developer or programmer or outside development companies, regardless of whether such persons or entities were previously employed by GameTek, in order to complete the development of the Game Titles but may not solicit any employees or contractors then employed or retained by GameTek; provided that to the extent that the services of any such employees or contractors then employed or retained by GameTek are required for the completion of any Game Title, the parties shall enter into a service sharing arrangement under which Take Two may obtain the services of such employees and/or contractors on a part-time or after-hours basis for the purpose of completing the development of such Game Title as long as such sharing does not materially interfere with GameTek's operations. GameTek hereby consents to the utilization by such persons or entitles of intellectual property of GameTek necessary to complete the development of the affected Game Titles and agrees to cooperate with Take Two in obtaining the services of persons or entities required to complete development of the Game Titles.


          IN WITNESS WHEREOF, the parties hereto have signed this agreement as of the day and year first above written.

                    TAKE TWO INTERACTIVE SOFTWARE, INC.

                    By:     /s/ Ryan A. Brant
                       ---------------------------

                    Its:  Chief Executive Officer
                        --------------------------

                    Date:    July 29, 1997
                         -------------------------


GAMETEK, INC.

By:  /s/ Robert L. Underwood
   ---------------------------

Its:     Authorized Signer
    --------------------------

Date:      July 29, 1997
     -------------------------







[Signature page to GameTek/Take Two N64 Distribution
Agreement.]





                        SCHEDULE A



Game Titles:

          a. Wheel of Fortune for the Nintendo N64 game system

          b.  Jeopardy! for the Nintendo N64 game system




Milestone Schedule:

          a. Written notice of final code approval for Wheel of Fortune - September 18, 1997.

          b. Written notice of final code approval for Jeopardy! - November 10, 1997



Third Party Royalties:

          a.  Wheel of Fortune:  (i)  (**)% of the
aggregate of (i) GameTek's Cost of Goods, (ii) the
GameTek Share, and (iii) all Third Party Royalties
(exclusive of any Third Party Royalties payable to Califon Productions, Inc.) with respect to each unit, payable to Califon Productions, Inc.; and

                                 (ii)  $(**) per unit,
payable to Vanna White.

          b.  Jeopardy!:  (i)  (**)% of the aggregate of
(i) GameTek's Cost of Goods, (ii) the GameTek Share, and
(iii) all Third Party Royalties (exclusive of any Third
Party Royalties payable to Califon Productions, Inc.) of each unit, payable to Califon Productions, Inc.; and

                          (ii)  $(**) per unit, payable
to Alex Trebek.